Exhibit 99.1


[XO COMMUNICATIONS LOGO]                                           PRESS RELEASE


          XO Communications Statement on Triennial Review Order Ruling

RESTON, VA - March 8, 2004 - XO Communications, Inc. (OTCBB: XOCM.OB), one of the nation's leading providers of broadband telecommunications services, today issued the following statement in response to the U.S. Court of Appeals for the District of Columbia Circuit's March 2 ruling on the Federal Communications Commission's (FCC) "Triennial Review Order" on local telephone competition.

The following statement should be attributed to Carl Grivner, chief executive officer of XO Communications:

"XO plans to continue to use its nationwide facilities-based network to vigorously compete against the Regional Bell Operating Companies (RBOCs). XO does not rely on RBOC facilities to switch the majority of its customers' traffic and, therefore, will not be affected by the court's decision pertaining to UNE-P service, nor its likely impact on UNE-P providers if this decision is not reversed. Additionally, with the pending acquisition of Allegiance and its hundreds of collocation sites, XO will become the largest facilities-based competitive local exchange carrier in the country.

"Last week's court decision is a step backwards towards ensuring competition in the telecommunications industry. For customers and the overall landscape of competition, it is a disappointing decision. Customers want choices that provide them with excellent service and competitive pricing. This decision is an obstacle to choice in the marketplace.

"XO supports the FCC's efforts to seek a stay of the decision and further review at the United States Supreme Court. XO also takes exception to the RBOCs' relentless attempts to eviscerate FCC rules adopted to protect the benefits of local service competition for businesses and consumers."

About XO Communications

XO Communications is a leading broadband telecommunications services provider offering a complete portfolio of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband telecommunications services within and between more than 70 markets throughout the United States.

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The statements contained in this release that are not historical facts are
"forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing XO's expected future business and network operations and results of operations, XO's ability to achieve projected synergies and revenue from the acquisition of allegiance's assets in a timely manner or at all, XO's ability to increase sales, and XO's ability to continue to implement effective cost containment measures. Management cautions the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q. This press release shall not constitute an offer of any securities for sale. The proposed transaction will be included in a plan of reorganization to be submitted to Allegiance creditors for their consideration. Unless an applicable exemption from registration is available, XO Communications will file a registration statement with respect to the XO shares to be issued in the transaction. Creditors of Allegiance are urged to read the disclosure statement with respect to the plan, the prospectus included in any such registration statement and any other relevant documents filed with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders of XO Communications can obtain more information about the proposed transaction by reviewing the Form 8-K filed by Lehman Brothers in connection with the announcement of the transaction, and any other relevant documents filed with the SEC when they become available. You will be able to obtain without charge a copy of any prospectus, as well as other filings containing information about XO and Allegiance at the SEC's web site, www.sec.gov. Copies of any required prospectus would be available without charge by directing a request to XO Communications, Inc., Investor Relations, 11111 Sunset Hills Road, Reston, VA 20190.

For more information contact:
Chad Couser/XO Communications
703-547-2746
chad.couser@xo.com